HCC ESTIMATES FIRST QUARTER CATASTROPHE LOSSES AND SCHEDULES FIRST QUARTER 2010 EARNINGS RELEASE AND CONFERENCE CALL

HOUSTON (April 13, 2010) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it estimates losses from first quarter catastrophes, which include the Chilean earthquake, the Haitian earthquake, and European windstorm Xynthia, to be approximately $20.0 million pretax and $13.0 million after-tax. These amounts include estimated losses and loss expenses net of reinsurance recoverable and also include estimated reinsurance reinstatement premiums. The estimated loss is primarily from the Chilean earthquake. HCC estimates the total after-tax loss will reduce the Company's first quarter earnings by approximately $0.11 per diluted share.

John N. Molbeck, Jr., HCC President and Chief Executive Officer, commented, "As we would expect in a catastrophe like the Chilean earthquake, we have potential losses in marine and energy as well as our property insurance and property treaty books. The amount of loss is within our expectations and within our reinsurance programs."

HCC Insurance Holdings, Inc. plans to release its 2010 first quarter earnings results after the close of the New York Stock Exchange on Tuesday, May 4, 2010.

The release will also provide notice that supplemental financial schedules for HCC's first quarter 2010 earnings results will be available on the Company's website at http://www.hcc.com, as well as directly in the Investor Relations section of HCC's website at http://ir.hcc.com.

HCC will hold an open conference call the following morning, Wednesday, May 5, at 8:00 a.m. Central Daylight Time to discuss the results.

To participate, the conference call numbers are:

Domestic: (800) 374-0290

International: (706) 634-0161

There will also be a live, listen-only webcast of the conference call on the Company's website, http://www.hcc.com. The webcast replay will be archived in the Investor Relations section of the HCC website through Friday, August 6, 2010.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of December 31, 2009, HCC had assets of $8.8 billion and shareholders' equity of $3.0 billion. HCC's major domestic and international insurance companies have a financial strength rating of "AA (Very Strong)" from Standard & Poor's Corporation. HCC's major domestic insurance companies have a financial strength rating of "AA (Very Strong)" from Fitch Ratings, "A1 (Good Security)" from Moody's Investors Service, Inc., and "A+ (Superior)" by A.M. Best Company, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact: Jonathan Lee, HCC Director of Investor Relations

Telephone: (713) 996-1156

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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